Exhibit 99.1

METACRINE Announces executive leadership changes

SAN DIEGO – February 24, 2022 – Metacrine, Inc. (NASDAQ:MTCR), a clinical-stage biopharmaceutical company pioneering differentiated therapies for patients with gastrointestinal diseases, today announced that Ms. Trisha Millican has resigned her position as chief financial officer. Ms. Millican will remain with the Company until March 31, 2022 to ensure a smooth transition. In addition, Mr. Michael York, currently senior vice president, business development and commercial strategy, has been promoted to chief business officer. Mr. York will oversee all business and corporate development activities for Metacrine including evaluation and execution of licensing, partnering and strategic transaction opportunities, as well as financial operations.

“I want to recognize Trisha for her commitment and service to Metacrine since our founding in 2015,” said Preston Klassen, M.D., MHS, CEO, Metacrine. “Trisha has been a dedicated leader and collaborative partner to all of us and we wish her great success as she moves on to future endeavors.”

Klassen continued, “Michael’s business development expertise, extensive industry network and successful track record further strengthens our corporate development effort. We look forward to his contributions as we chart our path forward in 2022.”

About Metacrine

Metacrine, Inc. is a clinical-stage biopharmaceutical company developing differentiated therapies to treat gastrointestinal diseases. Metacrine has developed a proprietary farnesoid X receptor (FXR) platform utilizing a unique chemical scaffold, which has demonstrated an improved therapeutic profile in clinical trials. To learn more, visit www.metacrine.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements about Ms. Millican’s intentions to remain at Metacrine to facilitate the transition. Words such as “may,” “will,” “expect,” “plan,” “aim,” “projected,” “likely,” “anticipate,” “estimate,” “intend,” “potential,” “prepare,” “perceived,” “believes” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Metacrine’s expectations and assumptions that may never materialize or prove to be incorrect. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties.  Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in Metacrine’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2021, and in Metacrine’s other filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except as required by law, Metacrine assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

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Metacrine, Inc.

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